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                                                                    EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


                THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is dated as of JULY 11, 2001 (the "Effective Date"), between KB Home, a Delaware corporation (the "Company"), and Bruce Karatz (the "Executive").


                WHEREAS, the Company and the Executive previously have entered into that certain letter agreement, dated as of December 1, 1995 (the "1995 Letter Agreement"), pursuant to which the Company currently employs the Executive; and


                WHEREAS, the Company and the Executive each have determined that it would be to the advantage and best interest of the Company and the Executive to enter into this Agreement to extend the Executive's employment term and to modify certain of the Executive's and the Company's obligations and responsibilities under the 1995 Letter Agreement; and


                WHEREAS, the Company and the Executive desire to have this Agreement amend and restate the 1995 Letter Agreement in its entirety and supersede the 1995 Letter Agreement in all respects effective as of the Effective Date, except as expressly provided otherwise by this Agreement;


                NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

        1. Employment. As of the Effective Date, the Company hereby employs the Executive and the Executive hereby accepts employment by the Company in accordance with the terms and provisions of this Agreement. The Executive shall be an employee exclusively of the Company and shall serve the Company to the best of the Executive's abilities, devoting the Executive's full productive time, energies, and abilities to the fulfillment of the Executive's obligations hereunder, except for the Executive's (a) service on corporate, civic or charitable boards or committees which does not significantly interfere with the performance of the Executive's responsibilities hereunder; provided, however, that the Executive shall not serve as a member of the board of directors of any corporation whose activities involve or relate to the Company's business without the prior approval of the Compensation Committee of the Board and (b) management of the Executive's personal investments. All improvements, discoveries, business relationships, corporate opportunities, management procedures, and goodwill conceived, divested, established, developed, or perfected by the Executive during the period of the Executive's employment and related in any way to the business of the Company or any of its affiliates shall promptly be disclosed to and be the exclusive property of the Company.

        2. Term. The term of this Agreement shall commence on the Effective Date, and, subject to earlier termination as provided herein, shall continue until the seventh year anniversary of the Effective Date; provided, however, that on January 1, 2002, the term shall automatically



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be extended until December 31, 2008, unless the Executive shall give the Company prior written notice to the contrary. By mutual agreement in writing, at anytime during the period beginning on January 1, 2008 and ending on December 31, 2008, the term may be extended for any period agreed to by the Company and the Executive.

        3. Duties and Responsibilities. The Executive shall be employed as the Chairman and Chief Executive Officer of the Company, and as such shall have responsibility for the supervision and management of the world-wide activities of the Company and its subsidiaries. The Executive shall manage such activities and perform such duties in accordance with the Executive's judgment and in the best interests of the Company and its shareholders, subject to such policies and directives as promulgated by the Board.

        4. Compensation. For all services to be rendered by the Executive to the Company and its affiliates hereunder, including without limitation, services as an officer, director, or member of any committee, the Executive shall be compensated as follows:

                (a) Base Salary. The Executive shall receive a fixed base salary, which shall be payable in semi-monthly installments, in accordance with the customary payroll practices of the Company. For the calendar year ending December 31, 2001, the Executive's base salary shall be at an annual rate of $900,000 and commencing January 1, 2002 and annually thereafter, the Executive's salary shall be adjusted in accordance with the judgment and discretion of the Compensation Committee of the Board, provided that in no event shall the Executive's base salary during the term of this Agreement be less than at the annual rate of $900,000.

                (b) Incentive Compensation. The Executive shall be entitled to earn annual incentive compensation for the fiscal year ending November 30, 2001, and each subsequent fiscal year during the term of this Agreement. All incentive compensation, including restricted stock awards, to which the Executive is entitled under this subsection (b), shall be made under and subject to the terms of the Performance-Based Incentive Plan for Senior Management (the "Plan") or other Company plan pursuant to which such incentive compensation constitutes "qualified performance-based compensation" ("QPBC") within the meaning of Treasury Regulation Section 1.162-27(e).

                        (i) For the fiscal year ending November 30, 2001, the Executive shall be entitled to earn the incentive compensation set forth in Section 4(b)(i) of the 1995 Letter Agreement.

                        (ii) For the fiscal year ending November 30, 2002 and each subsequent fiscal year during the term of this Agreement, the Executive shall be entitled to earn the following incentive compensation:

                                (aa) Subject to approval by the Company's
                shareholders of an amendment to the Plan increasing the maximum cash incentive payable to any person under the Plan from $3,000,000 to $5,000,000 or of an amendment to an other Company plan which permits an aggregate amount of $5,000,000 of annual cash compensation to qualify as QPBC (the "QPBC Amendment"), the Executive shall be entitled to the following annual incentive compensation based on the



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                return on equity on a net income basis ("ROE") of the Company, as defined and further described in Appendix A, payable in cash and shares of restricted stock as provided below:

                                        (1) If the ROE of the Company is at
                least 6.5% but less than 10%, then an annual incentive compensation equal to 1% of the pretax, preincentive income ("PPI") of the Company;

                                        (2) If the ROE of the Company is at
                least 10% but less than 15%, then an annual incentive compensation equal to 1.25% of the PPI of the Company plus .05% of PPI for each additional whole percentage of ROE in excess of 10%;

                                        (3) If the ROE of the Company is at
                least 15% but less than 20%, then an annual incentive compensation equal to 1.50% of PPI plus .10% of PPI for each additional whole percentage of ROE in excess of 15%; and

                                        (4) If the ROE of the Company equals or
                exceeds 20%, then an annual incentive compensation equal to 2% of the PPI of the Company.

                                        (5) On the Payment Date (as defined in
                subsection (iii) below), the annual incentive compensation payable to the Executive under clauses (1) through (4) shall be paid to the Executive 75% in cash and 25% in shares of restricted stock based on the fair market value of the stock (without regard on any restrictions on the stock) on the last date of the fiscal year for which the payment is being made; provided, however, that in no event shall the amount of the cash incentive compensation to be paid to the Executive be greater in any fiscal year than $5,000,000 (the "Maximum Limit"). If the cash portion of the annual incentive compensation earned by the Executive exceeds the Maximum Limit, the Executive shall be paid the excess amount in shares of restricted stock.

                                        (6) Notwithstanding any other provisions
                of this Agreement, if the Company's shareholders fail to approve the QPBC Amendment, the Executive shall be entitled to earn the incentive compensation provided by Section 4(b)(i) of the 1995 Letter Agreement for each fiscal year during the term of this Agreement.

                                        (7) The shares of restricted stock
                granted under clause (5) vest upon the third anniversary of the date of grant, provided the Executive is still employed by the Company on such date and shall vest earlier upon the Executive's termination of employment due to death, disability, involuntary termination of employment by the Company without Cause, or voluntary termination of employment for Good Reason. Such shares of restricted stock shall be forfeited upon the termination of the Executive employment for Cause or by the Executive's voluntary termination of employment without Good Reason before the third anniversary of the date of grant. The terms and conditions of the



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                shares of restricted stock are more fully defined in Appendix B.
                No fractional shares shall be issued hereunder.

                (iii) By no later than February 1, 2002, and each anniversary thereof, the Personnel, Compensation and Stock Plan Committee of the Board, or its successor committee (the "Committee"), will certify the amount of incentive compensation to which the Executive is entitled, if any, for the preceding fiscal year under subsections (b)(i) and (ii) above as required under the applicable plan. Promptly following the effective date of the certification and in accordance with the Company's incentive compensation payout policy in effect from time to time and on the date that the Company pays the annual bonuses to other participants in the applicable plan (the "Payment Date"), the Company will deliver any cash award and prepare an agreement substantially in the form of Appendix B, evidencing the restricted stock award earned under subsection
(b)(ii). The grant date of any shares of restricted stock awarded under subsection (b)(ii)(aa)(5) shall be the Payment Date.


                (c) Retention Grant of Restricted Stock. In order to induce the Executive to enter into this Agreement and to agree to continue in the Company's employment during the term of this Agreement, as of the Effective Date, the Company shall grant the Executive a grant of 350,000 shares of restricted stock which shall vest 100% upon the occurrence of any of the following: (i) on December 31, 2008 provided the Executive is still employed by the Company on such date and shall vest earlier upon the Executive's termination of employment due to death, disability, involuntary termination of employment by the Company without Cause, or voluntary termination of employment for Good Reason, or (ii) upon a Change of Ownership (as defined below). Except as provided above, the shares of restricted stock granted under this subsection (c) shall be forfeited upon the termination of the Executive employment for Cause or by the Executive's voluntary termination of employment without Good Reason before December 31, 2008. The terms and conditions of the shares of restricted stock are more fully defined in Appendix C.


                (d) Employment Benefits. The Executive shall also be entitled to receive during the term of this Agreement all other employee benefits, including reimbursement for bona fide business expenses, club membership fees paid by the Company, a car leased by the Executive and paid for by the Company, all automobile expenses, vacations, life and medical insurance, key man motivational programs, the deferred profit sharing program, and stock option, restricted stock and similar plans as may be offered by the Company to its key executive personnel. The Executive shall further be entitled to receive up to $50,000 per year to pay for personal financial management services, in addition to tax and financial counseling services which will be offered to the Executive on the same basis as offered by the Company to its key executives.

                (e) Vacation. The Executive shall receive four (4) weeks paid vacation annually, subject to the terms of the Company's vacation policies as they relate to senior executive officers.



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                (f) SERP Benefits. The Executive shall be entitled to receive a benefit under a defined benefit supplemental retirement plan (the "SERP") which shall provide an annual retirement benefit for a period of 25 years to the Executive equal to 100% of the Executive's annual average base salary during the final three years of the Executive's employment if the Executive retires on or after November 30, 2008. The terms and conditions of this SERP are more fully defined in Appendix D. The SERP may be funded with a rabbi trust which may own a life insurance policy on the Executive's life as described in Appendix D. In the event of a Change of Ownership, the Company shall fund the SERP with a rabbi trust.


                (g) Terms of Stock Options and Restricted Stock.

                        (i) The terms and conditions of any stock options and shares of restricted stock granted to the Executive prior to the Effective Date shall be subject to Section 4(d) of the 1995 Letter Agreement.

                        (ii) All stock options and shares of restricted stock granted to the Executive after the Effective Date shall provide that such options and restricted stock shall be 100% vested upon the Executive's termination of employment due to death, disability, involuntary termination of employment by the Company without Cause, or voluntary termination of employment for Good Reason. In addition, such stock options shall provide that if the Executive retires on or after November 30, 2008, such options shall continue to be exercisable until the earlier of their original expiration dates or the 5th anniversary of such retirement.

        5. Termination.

                (a) Death.

                        (i) In the event of the Executive's death, this Agreement and all the Executive's unearned rights hereunder shall terminate immediately. In such event, the Company shall promptly pay to the Executive's estate all earned but unpaid incentive compensation. In addition, the Company shall pay the Executive's estate the current year incentive compensation as if the Executive survived until November 30 of that year and any amounts due under the SERP. Any unvested stock options or restricted stock which the Executive then holds shall become vested upon the Executive's death. The Company shall also pay to the Executive's estate an additional death benefit equal to two times the sum of the Executive's average annual base salary and the average "Value of the Incentive Compensation Earned" (as defined in Section 5(f) below) in each case, for the three fiscal years prior to the date of termination, which will be payable by the Company in a lump sum to the Executive's estate.

                        (ii) In lieu of payments to the Executive's estate following the Executive's death, the Executive may designate a beneficiary or beneficiaries to whom all payments which may be due under this Agreement will be made in the event of the Executive's death. Such designation shall be made on a form delivered to the Company. The Executive shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Company, and no notice



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        to any beneficiary nor consent by any beneficiary shall be required to effect any such change or revocation. If the Executive shall fail to designate a beneficiary before the Executive's death, or if no designated beneficiary survives the Executive, any payments which may be due under this Agreement following the Executive's death will be paid to the Executive's estate.

                (b) Disability. In the event the Executive shall become unable to perform the services contemplated by this Agreement due to a physical or mental disability for a continuous period of six months or an aggregate of six months in any eighteen month period, the Company may, to the extent consistent with the federal Family and Medical Leave Act and the California Family Rights Act, terminate this Agreement by giving written notice of such termination to the Executive. In the event of any such termination by the Company, the Company shall promptly pay to the Executive all earned but unpaid incentive compensation. In addition, the Company shall pay the Executive the current year incentive compensation as if the disability did not occur until November 30 of that year. The Company shall also pay to the Executive an amount equal to two times the sum of the Executive's average annual base salary and the average Value of the Incentive Compensation Earned, in each case, for the three fiscal years prior to the date of termination, reduced by amounts paid under a Company disability or income replacement plan, in twelve monthly installments following this termination. The Company may condition the payments set forth above upon securing from the Executive an appropriate release of claims under the federal Family and Medical Leave Act and the California Family Rights Act.

                (c) Without Cause; Good Reason. If the Company shall terminate the Executive's employment without Cause or the Executive shall terminate the Executive's employment for Good Reason (in each case, other than within 18 months following a Change of Ownership as provided in subsection (d) below), the Company shall pay the Executive a lump sum payment in an amount equal to three times the sum of the Executive's average annual base salary and the average Value of the Incentive Compensation Earned, in each case, for the three fiscal years prior to date of termination.

                (d) Termination Following a Change of Ownership.

                        (i) If, within 18 months following a "Change of Ownership" (as defined below), the Company shall terminate the Executive's employment without Cause or the Executive shall terminate the Executive's employment for Good Reason, the Company shall pay the Executive, within 10 days following the termination of the Executive's employment, a lump sum payment in an amount equal to three times the sum of the Executive's average annual base salary and the average Value of the Incentive Compensation Earned, in each case, for the three fiscal years prior the fiscal year in which the Change of Ownership occurs. In the event payment is made under this subsection (d), no amount shall be payable under subsection (c) above.

                        (ii) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to the Executive or for the Executive's benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option,



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        stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the "Payments") would be subject to the excise tax imposed by section 4999 of the Code by reason of being "contingent on a change in the ownership or control" of the Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payments and the Gross-Up Payment retained by the Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 5(d)(ii), and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payments;

                                (aa) All determinations required to be made
                under this Section 5(d)(ii), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide the Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from the Executive or the Company that the Executive has received or will receive a Payment. For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Accountant's determinations must be made on the basis of "substantial authority" (within the meaning of Section 6662 of the Code). For the purposes of this
                Section 5(d)(ii), the "Accountants" shall mean the Company's independent certified public accountants serving immediately prior to the Change of Ownership. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Ownership, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company.

                                (bb) For the purposes of determining whether any
                of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually



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                rendered (within the meaning of section 280G(b)(4) of the Code)
                in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment the Executive shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive 's adjusted gross income); and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in the Executive 's adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time the Executive is entitled to receive the Payments and in no event will any Gross-Up Payment be paid later than five days after the receipt by the Executive of the Accountant's determination. Any determination by the Accountants shall be binding upon the Company and the Executive.

                                (cc) As a result of uncertainty in the
                application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 5(d)(ii) (the "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 5(d)(ii)(bb) and the Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for the Executive 's benefit.

                                (dd) The Executive and the Company shall each
                provide the Accountants access to and copies of any books, records and documents in the possession of the Company or the Executive , as the case may be, reasonably requested by the Accountants, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determination contemplated by this Section 5(d)(ii).

                                (ee) The Executive shall notify the Company in
                writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. the Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive give such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:



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                                        (i) give the Company any information
                        reasonably requested by the Company relating to such claim;

                                        (ii) take such action in connection with
                        contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                                        (iii) cooperate with the Company in good
                        faith in order to effectively contest such claim; and

                                        (iv) permit the Company to participate
                        in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 5(d)(ii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive , on an interest-free basis, and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.



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                (e) For Cause; Without Good Reason. In the event of the
termination of the Executive's employment by the Company for Cause or by the Executive without Good Reason, this Agreement and all the Executive's unearned rights hereunder shall terminate immediately.


                (f) Value of the Incentive Compensation Earned. For purposes of this Section 5, the "Value of the Incentive Compensation Earned" for the fiscal year ending on November 30, 2001 and for any fiscal year ending thereafter if the Company's shareholders do not approve the QPBC Amendment shall be determined by multiplying 1.75% times PPI for the applicable fiscal year, provided that the ROE of the Company (as defined in the 1995 Letter Agreement) was equal to or greater than ten percent (10%) for the applicable fiscal year. For purposes of this Section 5, the "Value of Incentive Compensation Earned" for the fiscal year ending on November 30, 2002 and for any fiscal year ending thereafter if the Company's shareholders approve the QPBC Amendment shall be determined pursuant to Section 4(b)(ii) for the applicable fiscal year.


                (g) Change of Ownership. A "Change of Ownership" shall mean any change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 10-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Act"); provided that, without limitation, such a "Change of Ownership" shall be deemed to have occurred if:

                        (i) a third person, including a "group" as such term is used in Section 13(d)(3) of the Act, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, unless such acquisition of beneficial ownership is approved by a majority of the Incumbent Board (as such term is defined in clause (ii) below); or

                        (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.


                For purposes of any incentive compensation paid to the Executive pursuant to this Agreement, the definition of "Change of Ownership" set forth herein shall prevail over the definition of "Change of Ownership", or any similar term, contained in any applicable plan, or any other employee compensation plan, under which such incentive compensation may be granted.



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                (h) Cause. "Cause" shall mean (i) acts of fraud or
misappropriation committed by the Executive and intended to result in substantial personal enrichment at the expense of the Company or (ii) repeated violations by the Executive of the Executive's obligations under this Agreement which are demonstrably willful and deliberate and which result in material injury to the Company; provided that, in each case, the Executive has received written notice of the described activity, has been afforded a period of 30 days to cure or correct the activity described in the notice, and has failed to cure, correct or cease the activity, as appropriate. The Executive's employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (excluding the Executive), finding that in the Board's good faith opinion the Executive was guilty of conduct set forth above in this Section and specifying the particulars thereof in reasonable detail.

                (i) Good Reason. "Good Reason" shall mean, without the consent of the Executive, (i) any changes in the duties and responsibilities of the Executive which are materially inconsistent with the duties and responsibilities contemplated in Section 3 hereof, (ii) any reduction of the Executive's salary, aggregate incentive compensation opportunities (excluding any reduction in incentive compensation awards due to the economic performance of the Company) or aggregate benefits, (iii) any required relocation of the Executive's office beyond a 50 mile radius from the present location of the Executive's office,
(iv) the Company's material breach of the terms of this Agreement, (v) a failure to re-elect the Executive as a member of the Board, (v) any failure by the Company to obtain the assumption of this Agreement by a successor of the Company and (vi) the Company's requiring the Executive to travel materially in excess of current business travel obligations. Any good faith determination by the Executive that Good Reason exists shall be presumed correct and shall be binding on the Company.

        6. Benefits After Retirement. In the event the Executive's employment with the Company terminates at or after the term of this Agreement or the Executive retires earlier with the prior consent of the Board, to be determined in its sole discretion (provided, however, that in the event of a Change of Ownership, such consent of the Board shall not be required), the Company shall continue to provide to the Executive and his eligible dependents for the period of the Executive's lifetime medical and dental benefits at least equal to those which would have been provided to the Executive and his eligible dependents under the Company's plan had he not retired, and in the event the Executive and his eligible dependents are not eligible under the terms of the Company's plans to continue to be covered, in such event, the Company shall provide the Executive with substantially equivalent coverage through other sources; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical and dental benefits under another employer's plans, the Company's obligations under this Section 6 shall be reduced to the extent comparable benefits are actually received by the Executive, and any such benefits actually received by the Executive shall be reported promptly to the Company. In addition, at the reasonable request of the Executive, the Company shall provide to the Executive an appropriate office and administrative support commensurate with the Executive's former status as Chief Executive Officer of the Company plus reimbursement of reasonable expenses attendant to the maintenance of such office and retention of such administrative support. At the request of the Executive, the Company shall, in lieu of providing such office and administrative support, reimburse the Executive for expenses of such office and administrative support.

        7. Exclusive Benefit.

                (a) The Executive and the Company have agreed that a primary material element of this contract is the desire of the Company to insure to itself and its affiliates the sole and exclusive right to receive the full benefit of the Executive's time, skill, and opportunities until the date of termination of this Agreement, as the same may be extended. Subject only to the Company's payment to the Executive of the compensation provided hereunder, the Executive has agreed that until said date the Executive will not, as a director, officer, agent, employee, partner, owner, five or more percent shareholder, or otherwise, enter into or conduct any business venture which may be competitive, directly or indirectly, with that of the Company or any affiliate. A business or activity shall be deemed to be competitive if it is substantially similar to one engaged in or conducted by the Company or any affiliate and is conducted within a radius of one hundred fifty (150) miles from any location in which such business or activity is engaged in or conducted by the Company or an affiliate. It is understood that passive investments in income producing properties are permitted by this subsection. Furthermore, the Executive has agreed that the Executive will not, during the term of this Agreement or for a period of two years thereafter, employ or seek to employ any person employed by the Company or any of its affiliates in connection with any business activities in which the Executive may engage.

                (b) During the performance of the Executive's duties on behalf of the Company, the Executive shall receive and be entrusted with certain confidential and/or secret information of a proprietary nature. The Executive shall not discuss or use, during the term of this employment agreement or any time thereafter, any such information which is not otherwise publicly available.

                (c) The Executive acknowledges that the Executive's extensive experience and knowledge of the Company and relationship with its employees make the services to be performed by the Executive hereunder of a special, unusual, and peculiar value to the Company, not readily replaceable, and that by reason of the Executive's continued employment the Executive will continue to acquire additional confidential information and trade secrets. The loss of the Executive's services hereunder or the disclosure of such confidential information and trade secrets or solicitation by the Executive of employees of the Company cannot be reasonably or adequately compensated for in money damages. Accordingly, we have agreed that in addition to any other legal remedies available, the Company shall be entitled to seek equitable relief to enjoin any violation by the Executive of this Agreement.

        8. Miscellaneous.

                (a) Reimbursement for Legal Fees. The Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement.

                (b) Waiver. The waiver of either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed to operate as a waiver of any subsequent breach by the other party.

                (c) No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in Section 5 or Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 5 or Section 6 be reduced by any compensation earned by the Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise, except as expressly provided by Section 6.

                (d) Entire Agreement. This Agreement contains the entire agreement between the Executive and the Company concerning the Executive's employment during the term hereof. On and after the Effective Date, this Agreement shall supersede the 1995 Letter Agreement, except as expressly provided otherwise in this Agreement. This Agreement may not be changed orally but only by an agreement, in writing, signed by the Executive and approved by the Board.

                (e) Severability. If any of the provisions of this Agreement shall be unlawful, void, or for any reason unenforceable, they shall be deemed separate from and in no way affect the validity or enforceability of the remaining provisions of the Agreement.

                (f) Notice. All notices and other communications under this Agreement shall be in writing and shall be delivered by hand delivery to the other party, by telegraph or mailed by certified or registered mail with return receipt, and shall be deemed delivered when actually received or upon refusal if properly delivered to the respective persons named below:

               If to the Company:   KB Home
                                    10990 Wilshire Boulevard
                                    Los Angeles, California 90024

               If to the Executive: Bruce Karatz
                                    10990 Wilshire Boulevard
                                    Los Angeles, California 90024

                (g) Governing Law. This Agreement is entered into in Los Angeles, California and shall be construed and enforced under the laws of the State of California.

                (h) Dispute. In the event any legal action or arbitration shall be brought for the enforcement of this Agreement, or because of any alleged dispute, breach, or default hereunder, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such legal action or arbitration, in addition to any other relief to which it or he may be entitled. Nothing hereunder, however, shall be construed to authorize filing suit in court with regard to any dispute which is to be resolved by arbitration pursuant to Section 9 of this Agreement.

                (i) Successors. The Agreement shall bind and benefit the Company, its successors and assigns and shall inure to the benefit of and be binding on the Executive, the Executive's heirs, executors and administrators, provided that the Executive's duties and responsibilities hereunder may not be assigned or delegated by the Executive.

                (j) Withholding. All payments made by the Company under this Agreement shall be subject to normal deductions and withholding to the extent required by law.

                (k) Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law as a director, executive officer or employee of the Company.

                (l) Modifications and Amendments. This Agreement may not be modified, amended, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by both parties.

        9. Arbitration.

                (a) In the event that any controversy or dispute between the Executive and the Company arising out of or relating to the employment relationship, including, but not limited to any disputes in connection with the validity, construction, application or enforcement of the terms of this Agreement or the SERP, occurs, any such controversy or dispute shall be submitted to final and binding arbitration pursuant to the then most applicable Rules of the American Arbitration Association; provided, however, that unless the parties otherwise agree, the arbitration shall be before a single arbitrator selected either by mutual agreement or, failing agreement, from a list of seven arbitrators provided by AAA, four of whom shall be retired judges of the Superior or Appellate Courts of California who are residents of Los Angeles or Orange County and, if such list exists at the time of the dispute, who are members of the Independent List of Retired Judges and three of whom shall be members of the National Academy of Arbitrators, resident in Los Angeles or Orange Counties. In the event the parties are unable to agree upon such an arbitrator from such list of seven, each party shall strike one name in turn with the first to strike being chosen by lot. When only one name remains, that person shall be the parties' arbitrator. The parties hereto expressly waive their rights, if any, to have such matters heard by a jury or a judge, whether in state or federal court.

                (b) The cost of the arbitration, including, but not limited to, any reasonable legal fees or other expenses incident thereto incurred in connection with such arbitration, shall be determined by the arbitrator(s) and shall be borne by the nonprevailing party. During the pendency of any arbitration concerning the propriety of the Executive's termination and up to the date of the arbitrator's award, the Executive shall participate in all employee benefit programs of the Company (other than the 401(k) plan) as provided in Section 4(d) above.

                (c) The Company agrees to pay interest on any amounts payable to the Executive under this Agreement which are not paid within sixty (60) days after the date when due and on any money judgment which is awarded to the Executive following a proceeding to enforce any portion of the Agreement from the date that payments should have been made under this Agreement. Such interest shall be calculated at the prime rate offered by Bank of America, or its successor from the date that payments should have been made under this Agreement to the time of actual payment.

                            (Signature Page Follows)

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                       KB HOME

                                       /s/ RAY R. IRANI
                                       -----------------------------------------
                                       Name:
                                       Title:


                                       EXECUTIVE

                                        /s/ BRUCE KARATZ
                                       -----------------------------------------
                                       Bruce Karatz

                                    EXHIBIT A


ROE. A ratio, stated as a percentage, which measures the Company's return on equity, or the Company's profitability for a given period as it relates to its shareholders' capital investments. The percentage is calculated by dividing the Company's consolidated net income for a given fiscal year by the average consolidated shareholders' equity balance. The average consolidated shareholders' equity balance is one-half the sum of the Company's consolidated shareholders' equity balance at the beginning of the given year plus the Company's consolidated shareholders' equity balance at the end of the same year.

PPI. Total consolidated revenues of the Company and related entities less total associated consolidated expenses for a given fiscal year determined in accordance with generally accepted accounting principles, exclusive of all income taxes and incentive compensation costs.




INCENTIVE PAYOUT PERCENTAGE SCHEDULE

                                              PRETAX PRE-INCENTIVE
                ROE                            PAYOUT PERCENTAGE
         -----------------                    --------------------
         *6.50% to  9.99%                            1.00%

         10.00% to 10.99%                            1.25%

         11.00% to 11.99%                            1.30%

         12.00% to 12.99%                            1.35%

         13.00% to 13.99%                            1.40%

         14.00% to 14.99%                            1.45%

         15.00% to 15.99%                            1.50%

         16.00% to 16.99%                            1.60%

         17.00% to 17.99%                            1.70%

         18.00% to 18.99%                            1.80%

         19.00% to 19.99%                            1.90%

         20.00% and higher                           2.00%


*If ROE is less than 6.50%, the payout percentage is 0.00%

                                   Appendix B


                           STOCK RESTRICTION AGREEMENT

                THIS STOCK RESTRICTION AGREEMENT (this "Agreement") is made as of _______________, 200__ (herein the "Effective Date") by and between KB HOME, a Delaware corporation (the "Company") and Bruce Karatz (the "Participant").


                                 R E C I T A L S

                By action of the Personnel, Compensation and Stock Plan Committee (the "Committee") taken on the Effective Date (the "Committee Action") and in accordance with the terms and conditions of the Amended and Restated Employment Agreement entered into between the Participant and the Company on July 11, 2001 (the "Employment Agreement"), the Company desires to award the Participant shares of restricted common stock of the Company, par value $1.00 per share ("Stock") under the [NAME OF PLAN] (the "Plan").


                                A G R E E M E N T

                In consideration of the provisions contained in this Agreement and with reference to the foregoing Recitals, the Company and the Participant agree as follows:

        1. Award. As of the Effective Date, the Company shall issue to the Participant ______________ shares of Stock (the "Award"), subject to the terms and conditions set forth in this Agreement, the Plan, the Employment Agreement and the Committee Action. The certificate(s) representing shares of Stock granted pursuant to the Award shall not be delivered to the Participant until the lapse of the restrictions on transferability in accordance with Paragraphs 2, 4 and 5 of this Agreement. Prior to such lapse, the certificate(s) shall be held by the Company in escrow pursuant to Section [7(d)] of the Plan along with a stock power duly endorsed in blank by the Participant.

        2. Lapse of Restrictions. The restrictions imposed by this Agreement, the Employment Agreement and the Plan with respect to the shares covered by this Award shall lapse on the business day next following the third anniversary of the Effective Date.

        3. Parties' Obligations. Following the lapse of restrictions, the Company shall deliver to the Participant as soon as practicable certificate(s) representing those shares as to which restrictions have lapsed in accordance with Paragraphs 2, 4 or 5, as the case may be.

        4. Termination of Employment. Except as set forth in Paragraph 5 below, upon termination of the Participant's employment with the Company by the Company for "Cause" (as defined in the Employment Agreement) or by the Participant without "Good Reason" (as defined in the Employment Agreement), the Participant's right, title and interest in those shares granted pursuant to the Award as to which the restrictions shall not have lapsed at the time of such termination of employment shall immediately terminate. The Participant shall forthwith execute such further assignments or endorsements as the Company may require to effect the transfer of beneficial ownership to those shares granted pursuant to the Award back to the KB HOME Grantor Stock Trust (the "Trust"), if the shares were issued to Participant out of the Trust and the Trust continues to exist at such time, or otherwise back to the Company. Upon the termination of the Participant's employment with the Company by reason of the Participant's death or disability, by the Company without "Cause" or by the Participant for "Good Reason," the restrictions set forth herein and Section [7] of the Plan shall lapse immediately upon such termination of employment.

        5. Lapse of Restrictions Upon Change of Ownership. Notwithstanding any provision of Paragraph 2, but subject to Paragraph 4, all of the restrictions set forth herein and in Section [7] of the Plan on the shares of Stock granted under this Award shall lapse as contemplated in Section 4(c) of the Employment Agreement.

        6. Dividends. Cash dividends or other distributions paid on or in respect of any shares of Stock subject to the Award shall be paid directly to Participant at the same time any such dividends or distributions are paid to holders of shares of Stock that are not restricted and are freely tradeable ("Other Holders"). Any stock or other non-cash distributions issued on or in respect of any shares of Stock subject to the Award shall be issued at the same time any such distributions are issued to Other Holders, but shall be held in escrow and shall be subject to the same restrictions as the shares of Stock subject to the Award.

        7. Tax Withholding Election. At Participant's discretion, he may direct the Company to withhold shares of Stock otherwise deliverable upon the lapse of restrictions on the Award to satisfy any withholding tax liability that may arise upon such lapse of restrictions, provided that such Stock withholding complies with Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

        8. Adjustments. The number of shares granted pursuant to the Award shall be adjusted by the Board, whose determination shall be conclusive, to reflect any stock split, stock dividend, reorganization, recapitalization, merger, consolidation, combination or exchange of shares or similar event.

                The Committee shall make any adjustments or modifications, and its determination thereof shall be conclusive, in the lapse of restrictions set forth in Section 2 or Section 5 to give effect to the intent of the Plan and the Employment Agreement in connection with any event affecting the Award, including without limitation, any reorganization, recapitalization, merger, consolidation, offering of additional shares of common stock or other change in the Company's shareholders' equity by means other than earnings, or any similar event. No such adjustment shall be made if it would reduce the benefits otherwise accruing to the Participant under this Award.

        9. No Assignment. This Agreement may not be assigned by the Participant by operation of law or otherwise. Notwithstanding, this Agreement shall be binding upon and shall inure to the benefit of the personal representatives, heirs, legatees, successors and assigns of the Company and the Participant.

        10. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California.

        11. Conflict in Terms. In the event there shall be a conflict in terms between this Agreement, the Plan, the Employment Agreement and/or the Committee Action, the terms of the Employment Agreement shall prevail.

        IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Agreement as of the date first above written.


                                       KB HOME


                                         By:
                                             -----------------------------------
                                             Gary Ray
                                             SVP, Human Resources


                                             -----------------------------------
                                             Bruce Karatz

                                   Appendix C


                           STOCK RESTRICTION AGREEMENT

                THIS STOCK RESTRICTION AGREEMENT (this "Agreement") is made as of July 11, 2001 (herein the "Effective Date") by and between KB HOME, a Delaware corporation (the "Company") and Bruce Karatz (the "Participant").


                                 R E C I T A L S

                A. By action of the Personnel, Compensation and Stock Plan Committee (the "Committee") taken on the Effective Date (the "Committee Action") and in accordance with the terms and conditions of the Amended and Restated Employment Agreement entered into between the Participant and the Company on the Effective Date (the "Employment Agreement"), the Company desires to award the Participant 350,000 shares of restricted common stock of the Company, par value $1.00 per share ("Stock").

                B. The Stock issued pursuant to this Agreement will not be issued under an employee stock plan, however, the Stock will be subject to the restrictions, conditions and administrative provisions set forth in the Company's 2001 Stock Incentive Plan (the "Plan") to the same extent as though the Stock were issued thereunder; further, the Stock shall be subject to such additional restrictions as maybe set forth in this Agreement, in the Employment Agreement and the Committee Action.

                                A G R E E M E N T

                In consideration of the provisions contained in this Agreement and with reference to the foregoing Recitals, the Company and the Participant agree as follows:

        1. Award. Effective as of the execution of this Agreement, the Company shall issue to the Participant 350,000 shares of Stock (the "Award"), subject to the terms and conditions set forth in this Agreement, the Plan, the Employment Agreement and the Committee Action. The certificate(s) representing shares of Stock granted pursuant to the Award shall not be delivered to the Participant until the lapse of the restrictions on transferability in accordance with Paragraphs 2, 4 and 5 of this Agreement. Prior to such lapse, the certificate(s) shall be held by the Company in escrow pursuant to Section 7(d) of the Plan along with a stock power duly endorsed in blank by the Participant.

        2. Lapse of Restrictions. The restrictions imposed by this Agreement, the Employment Agreement and the Plan with respect to the shares covered by this Award shall lapse on December 31, 2008.

        3. Parties' Obligations. Following the lapse of restrictions, the Company shall deliver to the Participant as soon as practicable certificate(s) representing those shares as to which restrictions have lapsed in accordance with Paragraphs 2, 4 or 5, as the case may be.

        4. Termination of Employment. Except as set forth in Paragraph 5 below, upon termination of the Participant's employment with the Company by the Company for "Cause" (as defined in the Employment Agreement) or by the Participant without "Good Reason" (as defined in the Employment Agreement), the Participant's right, title and interest in those shares granted pursuant to the Award as to which the restrictions shall not have lapsed at the time of such termination of employment shall immediately terminate. The Participant shall forthwith execute such further assignments or endorsements as the Company may require to effect the transfer of beneficial ownership to those shares granted pursuant to the Award back to the KB HOME Grantor Stock Trust (the "Trust"), if the Trust continues to exist at such time, or otherwise back to the Company. Upon the termination of the Participant's employment with the Company by reason of the Participant's death or disability, by the Company without "Cause" or by the Participant for "Good Reason," the restrictions set forth herein and Section 7 of the Plan shall lapse immediately upon such termination of employment.

        5. Lapse of Restrictions Upon Change of Ownership. Notwithstanding any provision of Paragraph 2, but subject to Paragraph 4, all of the restrictions set forth herein and in Section 7 of the Plan on the shares of Stock granted under this Award shall lapse as contemplated in Section 4(c) of the Employment Agreement.

        6. Dividends. Cash dividends or other distributions paid on or in respect of any shares of Stock subject to the Award shall be paid directly to Participant at the same time any such dividends or distributions are paid to holders of shares of Stock that are not restricted and are freely tradeable ("Other Holders"). Any stock or other non-cash distributions issued on or in respect of any shares of Stock subject to the Award shall be issued at the same time any such distributions are issued to Other Holders, but shall be held in escrow and shall be subject to the same restrictions as the shares of Stock subject to the Award.

        7. Tax Withholding Election. At Participant's discretion, he may direct the Company to withhold shares of Stock otherwise deliverable upon the lapse of restrictions on the Award to satisfy any withholding tax liability that may arise upon such lapse of restrictions, provided that such Stock withholding complies with Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

        8. Adjustments. The number of shares granted pursuant to the Award shall be adjusted by the Board, whose determination shall be conclusive, to reflect any stock split, stock dividend, reorganization, recapitalization, merger, consolidation, combination or exchange of shares or similar event.

                The Committee shall make any adjustments or modifications, and its determination thereof shall be conclusive, in the lapse of restrictions set forth in Section 2 or Section 5 to give effect to the intent of the Plan and the Employment Agreement in connection with any event affecting the Award, including without limitation, any reorganization, recapitalization, merger, consolidation, offering of additional shares of common stock or other change in the Company's shareholders' equity by means other than earnings, or any similar event. No such adjustment shall be made if it would reduce the benefits otherwise accruing to the Participant under this Award.

        9. No Assignment. This Agreement may not be assigned by the Participant by operation of law or otherwise. Notwithstanding, this Agreement shall be binding upon and shall inure to the benefit of the personal representatives, heirs, legatees, successors and assigns of the Company and the Participant.

        10. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California.

        11. Conflict in Terms. In the event there shall be a conflict in terms between this Agreement, the Plan, the Employment Agreement and/or the Committee Action, the terms of the Employment Agreement shall prevail.

        IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Agreement as of the date first above written.


                                       KB HOME


                                         By:  /s/ GARY A. RAY
                                             -----------------------------------
                                             Gary Ray
                                             SVP, Human Resources

                                              /s/ BRUCE KARATZ
                                             -----------------------------------
                                             Bruce Karatz

                                     KB HOME
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN,
                                   AS RESTATED
                            (Effective July 12, 2001)

                                   ARTICLE I

                                    THE PLAN

1.1     Establishment of the Plan...........................................................1
1.2     Purpose.............................................................................1

                                   ARTICLE II

                                  DEFINITIONS

2.1     Definitions.........................................................................1
2.2     Gender and Number...................................................................2

                                  ARTICLE III

                                 PARTICIPATION

3.1     Eligibility for Participation.......................................................2
3.2     Date of Participation...............................................................2
3.3     Duration of Participation...........................................................3

                                   ARTICLE IV

                        SUPPLEMENTAL RETIREMENT BENEFITS

4.1     Supplemental Retirement Benefits....................................................3
4.2     Commencement, Form, and Duration....................................................3
4.3     Reduced Benefit in the Case of Retirement Before December 1, 2005...................3

                                   ARTICLE V

                         PRE-RETIREMENT DEATH BENEFITS

5.1     Eligibility.........................................................................4

                                   ARTICLE VI

                           OPTIONAL FORMS OF BENEFIT

6.1     Lump Sum Option.....................................................................4
6.2     Payment Upon Financial Hardship.....................................................4

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                  ARTICLE VII

                              CHANGE OF OWNERSHIP

7.1     Lump Sum Option Upon Change of Ownership............................................5
7.2     Amount of Lump Sum Benefit..........................................................5
7.3     Definition..........................................................................5
7.4     Advance Election....................................................................6

                                  ARTICLE VIII

                                     TRUST

8.1     Establishment of the Trust..........................................................6
8.2     Contributions.......................................................................6
8.3     Payment of Benefits.................................................................7

                                   ARTICLE IX

                                 ADMINISTRATION

9.1     Administration......................................................................7
9.2     Decisions and Actions of Committee..................................................7
9.3     Rules and Records of the Committee..................................................7
9.4     Employment of Agents................................................................7
9.5     Agent for Service of Legal Process..................................................7
9.6     Plan Expenses.......................................................................8
9.7     Indemnification.....................................................................8
9.8     Tax Withholding.....................................................................8
9.9     Claims Procedure....................................................................8

                                   ARTICLE X

                                 MISCELLANEOUS

10.1    Rights Against the Company..........................................................9
10.2    Rights Under the Company's Other Retirement Plans...................................9
10.3    Payment of Benefits to Incompetent..................................................9
10.4    Missing Person.....................................................................10
10.5    Amendment or Termination...........................................................10
10.6    Merger or Consolidation of Plan and Trust..........................................10
10.7    Arbitration/Interest on Unpaid Amounts/Controlling Law.............................10
10.8    Rights to Trust Fund Assets........................................................11
10.9    Nontransferability.................................................................11

                                TABLE OF CONTENTS
                                   (CONTINUED)

10.10   Illegality of Particular Provision.................................................11

                                    ARTICLE I
                                    THE PLAN

        1.1 ESTABLISHMENT OF THE PLAN

        KB Home has previously established an unfunded supplemental executive retirement plan for the benefit of Mr. Bruce Karatz, the Chairman and Chief Executive Officer of Kaufman and Broad Home Corporation. This restated plan is effective as of July 12, 2001 and shall be known as the KB Home Supplemental Executive Retirement Plan.

        1.2 PURPOSE

        The purpose of this Plan is to provide retirement income to Mr. Karatz to supplement the benefits provided under the tax-qualified retirement plans maintained by KB Home. This Plan is intended to satisfy the supplemental retirement provisions of section 4(f) of the Amended and Restated Employment Agreement between Mr. Karatz and KB Home dated as of July 12, 2001.


                                   ARTICLE II
                                   DEFINITIONS

        2.1 DEFINITIONS

        Whenever capitalized in this document, the following terms shall have the meanings set forth below unless otherwise expressly provided.

        (a) "ACTUARIAL EQUIVALENT" shall mean a single sum value of a monthly benefit amount otherwise payable, calculated using an interest rate assumption of 5.85%.

        (b) "BENEFICIARY" shall mean the person or persons designated by the Participant to receive benefits in the event of the death of the Participant. In the event that the Participant failed to designate a beneficiary; or if for any reason such designation shall be legally ineffective, or if all designated beneficiaries predecease him or die simultaneously with him, distribution to which the Participant would have been entitled shall be made to the Participant's surviving spouse or, if none, to the Participant's estate.

        (c)     "BOARD" shall mean the Board of Directors of KB Home.

        (d) "CHANGE OF OWNERSHIP" shall mean a change in ownership of the Company, as described in Article VIII.

        (e)     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

        (f) "COMMITTEE" shall mean the Personnel, Compensation and Stock Plan Committee of the Board (or a designee of that Committee), which shall administer the Plan.

        (g)     "COMPANY" shall mean KB Home, and any successor thereto.

        (h) "PARTICIPANT" shall mean Mr. Bruce Karatz, Chairman and Chief Executive Officer of the Company.

        (i)     "PLAN" shall mean the KB Home Supplemental Executive Retirement
                Plan.

        (j) "TERMINATION OF EMPLOYMENT" shall mean termination of employment with the Company, whether voluntary or involuntary. The Participant's termination of employment will be deemed to occur when the Participant ceases to be a full-time employee of the Company, even though the Participant may continue to serve as Chairman of the Board or as a consultant to the Company.

        (k) "TRUST" shall mean the legal entity organized pursuant to the Trust Agreement between the Company and the Trustee to hold and administer the Trust Fund in which any contributions made by the Company are to be held, invested, and disbursed to, or for the benefit of, the Participant or his Beneficiary.

        (l) "TRUST AGREEMENT" shall mean the agreement in the nature of a trust entered into between the Company and Trustee.

        (m) "TRUST FUND" shall mean the assets of every kind and description held in the Trust pursuant to the Trust Agreement.

        (n) "TRUSTEE" shall mean the entity, not affiliated with the Company, acting as the trustee under the Trust Agreement at the time of reference.

        2.2 GENDER AND NUMBER

        Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine pronoun, and the singular shall include the plural.


                                   ARTICLE III
                                  PARTICIPATION

        3.1 ELIGIBILITY FOR PARTICIPATION

        Mr. Bruce Karatz shall be the only employee of the Company eligible to participate in this Plan.

        3.2 DATE OF PARTICIPATION

        Participation commenced December 1, 1995.

        3.3 DURATION OF PARTICIPATION

        Subject to the provisions of section 10.5, participation in this Plan shall continue while the Participant is an employee of the Company, whether or not there is in effect an employment agreement between the Participant and the Company, and thereafter for so long as he is entitled to receive any benefits hereunder.


                                   ARTICLE IV
                        SUPPLEMENTAL RETIREMENT BENEFITS

        4.1 SUPPLEMENTAL RETIREMENT BENEFITS

        Upon Termination of Employment with the Company for reasons other than death, the Participant shall be entitled to a retirement benefit under this Plan. The monthly amount of the Participant's retirement benefit shall be one-twelfth of the Participant's "Average Annual Base Pay" at the time of Termination of Employment. "Average Annual Base Pay" equals the average of the Participant's (1) annual base pay rate at the time of Termination of Employment,
(2) the Participant's annual base pay rate in effect 12 months before the Termination of Employment, and (3) the Participant's annual base pay rate in effect 24 months before the Termination of Employment.

        4.2 COMMENCEMENT, FORM, AND DURATION

        Retirement benefit payments under this Plan shall commence upon the first of the month following the Termination of Employment. Benefit payments shall be made monthly for a period of 25 years (300 monthly payments). In the event of the Participant's death while receiving monthly payments, the remaining payments shall be made monthly to the Participant's Beneficiary.

        4.3 REDUCED BENEFIT IN THE CASE OF RETIREMENT BEFORE DECEMBER 1, 2005

        (a) Except as set forth in subsection (b) below, if the Participant incurs a Termination of Employment before December 1, 2005, the amount of retirement benefit described in Section 4.1 shall be reduced. The reduction shall be calculated by first computing the difference (the "Difference") between Average Annual Base Pay and $492,000, the benefit that would have been payable to participant upon attainment of Normal Retirement Age under this Plan in effect prior to December 1, 2001. The Average Annual Base Pay otherwise payable under Section 4.1 shall be reduced by the following percentage of the
Difference:

                      TERMINATION                                       PERCENTAGE
                      -----------                                       ----------
             From 7/12/01 through 11/30/02                                 20%
             From 12/1/02 through 11/30/03                                 15%
             From 12/1/03 through 11/30/04                                 10%
             From 12/1/04 through 11/30/05                                  5%


        (b) The reduction in Average Annual Base Pay set forth in subsection (a) above shall not apply if (1) the Company terminates Participant unless such termination is for "Cause" or (2) Participant terminates employment because he has determined in good faith that "Good Reason" exists. The terms "Cause" and "Good Reason" shall have the same meanings as are set forth in Section 5(h) and
(i) of Participant's Amended and Restated Employment Agreement, dated as of July 12, 2001. Any good faith determination by Participant that "Good Reason" exists shall be presumed correct and shall be binding on the Company.


                                    ARTICLE V
                          PRE-RETIREMENT DEATH BENEFITS

        5.1 ELIGIBILITY

        If the Participant dies while employed by the Company, his Beneficiary shall be entitled to a death benefit from this Plan equal to the retirement benefit that would have been paid the Participant if he had retired on his date of death. The payment of benefits to his Beneficiary shall commence upon the first of the month following the Participant's death and shall be made monthly for a period of 25 years (300 monthly payments).


                                   ARTICLE VI
                            OPTIONAL FORMS OF BENEFIT

        6.1 LUMP SUM OPTION

        In lieu of the monthly benefits otherwise payable to the Participant or his Beneficiary under section 4.1 or 5.1, the Participant or his Beneficiary, as applicable, may elect to receive a lump sum payment. Such election may be made prior to the commencement of monthly benefits or at any time during the period of monthly payments. If the Participant has not incurred a Termination of Employment at the time of the election, the election shall be effective as of the first of the month following his Termination of Employment. This election will result in a significant penalty to the Participant or his Beneficiary, since the amount of the lump sum payment determined under this section 6.1 is substantially less than the Actuarial Equivalent of the monthly benefits which would otherwise be payable to the Participant or his Beneficiary. The lump sum amount shall be determined by multiplying the Actuarial Equivalent of the remaining payments by .94. The lump sum benefit shall be paid within 30 days of the election by the Participant or Beneficiary.

        6.2 PAYMENT UPON FINANCIAL HARDSHIP

        In the event that the Participant incurs a financial hardship after the commencement of monthly benefits under section 4.2 or section 5.1, he may request that the Committee authorize payment of his remaining benefits in a lump sum. The Committee shall not authorize such payment unless it determines that there is an unforeseeable emergency that is caused by an event beyond the control of the Participant, and such emergency would result in severe financial hardship to the Participant if the lump sum payment is not authorized. If authorized, the amount of the lump sum payment shall be the Actuarial Equivalent value of the remaining monthly payments. Such lump sum payment shall be paid to the Participant as soon as practicable following authorization by the Committee.


                                   ARTICLE VII
                               CHANGE OF OWNERSHIP

        7.1 LUMP SUM OPTION UPON CHANGE OF OWNERSHIP

        In the event of a Change of Ownership (as defined below) prior to the commencement of payment of benefits under this Plan, the Participant may elect to receive an immediate lump sum payment in lieu of all benefits otherwise payable to the Participant or his Beneficiary under this Plan. Such election may be made at any time prior to commencement of payment of benefits under this Plan. This election will result in a significant penalty to the Participant, since the amount of the lump sum benefit provided under section 7.2 is substantially less than the Actuarial Equivalent of the monthly benefits which may otherwise be payable to the Participant.

        7.2 AMOUNT OF LUMP SUM BENEFIT

        The amount of the lump sum benefit payable to the Participant pursuant to section 7.1 shall be the amount determined pursuant to section 6.1, assuming that the Participant terminated as of the date of his election. The lump sum benefit shall be paid to the Participant within 30 days of the election by the Participant.

        7.3 DEFINITION

        For purposes of this Article VII, the following definition applies:

        (a) CHANGE OF OWNERSHIP. A "Change of Ownership" shall mean any change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 10-K, as in effect on July 12, 2001, pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Act"); provided that, without limitation, such a "Change in Ownership" shall be deemed to have occurred if:

                (1) a third person, including a "group" as such term is used in section 13(d)(3) of the Act, becomes the beneficial owner, directly or indirectly, of 20 percent or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company unless such acquisition of beneficial ownership is approved by a majority of the Incumbent Board (as such term is defined in paragraph (2) below); or

                (2) individuals who, as of July 12, 2001, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to July 12, 2001 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be, for purposes of this Article, considered as though such person were a member of the Incumbent Board.

        7.4 ADVANCE ELECTION

        In lieu of the lump sum payout described in section 7.2, a Participant may receive a payout equal to the Actuarial Equivalent of his retirement benefit if he has provided the Company an irrevocable election to receive a lump sum election upon a Change of Ownership and such election is provided at least 12 months in advance of the Change of Ownership.


                                  ARTICLE VIII
                                      TRUST

        8.1 ESTABLISHMENT OF THE TRUST

        The Company shall establish a Trust as a part of the Plan in order to implement and carry out the provisions of the Plan and to finance the benefits under the Plan. The Company shall establish the Trust by entering into a Trust Agreement with a Trustee selected by the Committee. The Trust shall be an irrevocable grantor Trust within the meaning of Code sections 671 through 677, and the Company shall be treated as the owner of the Trust. It is intended that the Trust shall be in such form as may be necessary for the Plan to be deemed unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended.

        The Trust shall maintain a Trust Fund. The administration and management of the Trust Fund shall be set forth in the Trust Agreement, the terms of which shall be consistent with the provisions of this Plan. Nothing in the Trust Agreement shall impair the rights of the Participant and his Beneficiary nor shall the agreement limit the obligations of the Company under this Plan.

        8.2 CONTRIBUTIONS

        The Company shall make an annual contribution to the Trust Fund of $250,000. The first contribution shall be made January 1, 1996 and thereafter a contribution shall be made each January 1 (including, if necessary, years after the Participant has a Termination of Employment) until the Trust Fund holds assets sufficient to satisfy all obligations for benefits under this Plan. Notwithstanding the foregoing, within 30 days of a Change of Ownership as defined in section 7.3, the Company shall (1) make a contribution to the Trust Fund that causes the assets of the Trust Fund to equal the then Actuarial Equivalent of the monthly retirement benefits remaining due under the Plan (or, if the Participant has not yet incurred a Termination of Employment, what would be due if the Participant's retirement occurred on the first day of the month after the Change of Ownership), and (2) by each following January 1, make any additional contribution necessary to cause the assets of the Trust Fund to equal, as of that January 1, the Actuarial Equivalent of the monthly retirement benefits remaining due (or, if the Participant has not yet incurred a Termination of Employment, what would be due if the Participant's retirement occurred on that January 1).

        8.3 PAYMENT OF BENEFITS

        The benefits under this Plan shall be paid from the Trust Fund. To the extent the Trust Fund is insufficient to pay all required benefits under the Plan, payment of benefits shall be made from the general assets of the Company.


                                   ARTICLE IX
                                 ADMINISTRATION

        9.1 ADMINISTRATION

        The Plan shall be administered by the Committee. The Committee shall be authorized to construe and interpret all of the provisions of the Plan, to adopt procedures and practices concerning the administration of the Plan, and to make any determinations necessary hereunder, which shall be binding and conclusive on all parties. The Committee may appoint one or more individuals and delegate such of its power and duties as it deems desirable to any such individual, in which case every reference herein made to the Committee shall be deemed to mean or include the individuals as to matters within their jurisdiction.

        9.2 DECISIONS AND ACTIONS OF COMMITTEE

        The Committee may act at a meeting or in writing without a meeting. All decisions and actions of the Committee shall be made by vote of the majority, including actions in writing taken without a meeting.

        9.3 RULES AND RECORDS OF THE COMMITTEE

        The Committee may make such rules and regulations in connection with its administration of the Plan as are consistent with the terms and provisions hereof. The

Committee shall keep a record of the Participant's name, address, social security number, benefit commencement date, and the amount of benefit.

        9.4 EMPLOYMENT OF AGENTS

        The Committee may employ agents, including without limitation, accountants, actuaries, consultants, or attorneys, to exercise and perform the powers and duties of the Committee as the Committee delegates to them, and to render such services to the Committee as the Committee may determine, and the Committee may enter into agreements setting forth the terms and conditions of such service.

        9.5 AGENT FOR SERVICE OF LEGAL PROCESS

        The Chairman of the Committee shall serve as agent for service of legal process.

        9.6 PLAN EXPENSES

        The Company shall pay all expenses reasonably incurred in the administration of the Plan and Trust; provided, however, that the Trustee may pay such expenses from the assets of the Trust, to the extent such expenses have not been paid by the Company. In such event the Company shall reimburse the Trustee promptly for any such expenses paid by the Trustee from the Trust. The members of the Committee shall serve without compensation for their services as such, but all expenses of the Committee shall be paid by the Company. No employee of the Company shall receive compensation from the Plan regardless of the nature of his services to the Plan.

        9.7 INDEMNIFICATION

        To the extent permitted by law, the Committee and all agents and representatives of the Committee shall be indemnified by the Company and saved harmless against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan except claims arising from gross negligence, willful neglect, or willful misconduct.

        9.8 TAX WITHHOLDING

        The Company or Trustee shall withhold from any payment to the Participant or Beneficiary any federal, state, or local taxes required by law to be withheld with respect to such payment.

        9.9 CLAIMS PROCEDURE

        (a) SUBMISSION OF CLAIMS. Claims for benefits under the Plan shall be submitted in writing to the Committee or to an individual designated by the Committee for this purpose.

        (b) DENIAL OF CLAIM. If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 60 days following the date on which the claim is filed, which notice shall set forth

                (1)     the specific reason or reasons for the denial;

                (2) specific reference to pertinent Plan and Trust provisions on which the denial is based;

                (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                (4)     an explanation of the Plan's claim review procedure.

                If the claim has not been granted, and if written notice of the denial of the claim is not furnished within 60 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

        (c) CLAIM REVIEW PROCEDURE. The claimant or his authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Committee (or its delegate), and may review pertinent documents and submit issues and comments in writing within such 60-day period. Not later than 60 days after receipt of the request for review, the Committee shall render and furnish to the claimant a written decision which shall include specific reasons for the decision, and shall make specific references to pertinent Plan and Trust provisions on which it is based. The Committee decision shall only be subject to further review as described in section 10.7. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.


                                    ARTICLE X
                                  MISCELLANEOUS

        10.1 RIGHTS AGAINST THE COMPANY

        Neither the establishment of the Plan, nor any modification thereof, nor any payments hereunder, shall be construed to give the Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Participant at any time, subject to the terms of any employment agreement between the Participant and the Company.

        10.2 RIGHTS UNDER THE COMPANY'S OTHER RETIREMENT PLANS

        Nothing in this Plan shall be construed to limit, broaden, restrict, grant, or otherwise affect any rights of the Participant or a Beneficiary under the Company's other retirement plans, nor grant any additional rights or benefits to the Participant or a Beneficiary under the Company's other retirement plans, nor in any way to limit, modify, repeal, or otherwise affect the Company's or its Board's right to amend or modify any such retirement plan.

        10.3 PAYMENT OF BENEFITS TO INCOMPETENT

        If the Committee receives evidence that --

        (a) a person entitled to receive any benefit under the Plan is legally, physically, or mentally incompetent to receive such benefit and to give a valid release therefore, and

        (b) another person or an institution is then maintaining or has custody of such person and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment of such benefit may be made to such other person or institution as the Committee may determine. Any such payment shall be a payment on behalf of such person and shall, to the extent thereof, be a complete discharge of any liability under the Plan to such person, and neither the Company, the Trustee, nor any member of the Board or the Committee shall be liable to any person or individual by reason of such payment.

        10.4 MISSING PERSON

        In the event any benefit shall become payable to any person or upon his death to his legal representative and, if after written notice from the Committee mailed to such person's last-known address as shown in the Company's records, such person or his legal representative shall not have presented himself to the Committee within six years after the mailing of such notice, then the Committee may, in its sole discretion, distribute such amount, including any benefit thereafter becoming due to such person or legal representative, among the spouse and blood relatives of such person. Payments made in good faith to any person, to a person's legal representative, or to any individual(s) who have, on the presentation of reasonable proof, established to the satisfaction of the Committee that he is the spouse or blood relative of such person, shall, to the extent of such payments, be a complete discharge of all obligations arising pursuant to the Plan, and neither the Company, the Trustee, nor any member of the Board or the Committee shall be liable to any person or individual by reasons of such payments.

        10.5 AMENDMENT OR TERMINATION

        The Plan may be amended or terminated, in whole or in part, at any time by written action of the Board and with the prior written consent of the Participant (or his Beneficiary or Beneficiaries following the Participant's death). No such amendment or termination shall reduce or diminish the right of the Participant or Beneficiary to receive any benefit accrued hereunder prior to the date of such amendment or termination.

        10.6 MERGER OR CONSOLIDATION OF PLAN AND TRUST

        Neither the Plan nor the Trust may be merged or consolidated with, nor may its assets or liabilities be transferred to, any other plan or trust without the prior written consent of the Participant (or his Beneficiary or Beneficiaries following the Participant's death).

        10.7 ARBITRATION/INTEREST ON UNPAID AMOUNTS/CONTROLLING LAW

        (a) The Participant may further appeal pursuant to this section a Committee decision under section 9.9(b) on his appeal. The Participant may submit the controversy to final and binding arbitration pursuant to the then most applicable Rules of the American Arbitration Association; provided, however, that unless the parties otherwise agree, the arbitration shall be before a single arbitrator selected either by mutual agreement or, failing agreement, from a list of seven arbitrators provided by AAA, (1) four of whom shall be retired judges of the Superior or Appellate Courts of California who are residents of Los Angeles or Orange County and, if such list exists at the time of the dispute, who are members of the Independent List of Retired Judges, and (2) three of whom shall be members of the National Academy of Arbitrators, resident in Los Angeles or Orange Counties. In the event the parties are unable to agree upon such an arbitrator from such list of seven, each party shall strike one name in turn with the first to strike being chosen by lot. When only one name remains, that person shall be the parties' arbitrator. The parties hereto expressly waive their rights, if any, to have such matters heard by a jury or a judge, whether in state or federal court. The cost of the arbitration, including, but not limited to, any reasonable legal fees or other expenses incident thereto incurred in connection with such arbitration, shall be borne by the Company unless the arbitrators(s) determines that the Participant's claim is frivolous, in which case the Participant shall bear his own legal fees. In the arbitration the Committee's decision on appeal shall not be entitled to a presumption of correctness; rather, the dispute shall be decided de novo.

        (b) The Company agrees to pay interest on any amounts payable to you under this Agreement which are not paid within 30 days after the date when due and on any money judgment which is awarded to you following a proceeding to enforce any portion of the Agreement from the date that payments should have been made under this Agreement. Such interest shall be calculated at the prime rate offered by Bank of America, or its successor, from the date that payments should have been made under this Agreement to the time of actual payment.

        (c) The provisions of the Plan shall be construed, interpreted, administered, and enforced according to the laws of the State of California and all applicable Federal laws.

        10.8 RIGHTS TO TRUST FUND ASSETS

        The Participant shall not have any right to, or interest in, any assets of the Trust Fund upon his Termination of Employment or otherwise, except as provided in the Plan, and then only to the extent of the benefits payable under the Plan that are payable out of the assets of the Trust Fund.

        10.9 NONTRANSFERABILITY

        In no event shall the Company or Trustee make any payment under this Plan to any assignee or creditor of the Participant or Beneficiary, except as otherwise required by law. Prior to the time of a payment hereunder, the Participant or Beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

        10.10 ILLEGALITY OF PARTICULAR PROVISION

        The illegality of any particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if such invalid provision were omitted.